EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-71822, 333-134593, 333-148932 and 333-148933) and Form F-3 (Nos. 333-112136, 333-121611, 333-126416, 333-139707 and 333-149063) of our reports dated March 27, 2008, with respect to the consolidated financial statements of LanOptics Ltd. and the effectiveness of internal control over financial reporting of LanOptics Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2007.

/s/ Kost, Forer, Gabbay & Kasierer

Haifa, Israel	KOST, FORER, GABBAY and KASIERER

March 27, 2008	A member of Ernst & Young Global